SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2000



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

Item 5.   Other Events
          ------------
(1) Financial Statements and Exhibits

Report of Independent Auditors - Page 2

Consolidated Balance Sheets - December 31, 1999 and 1998 -
  Pages 3 and 4

Statements of Consolidated Income - Years ended December 31, 1999,
  1998, and 1997 - Page 5

Statements of Consolidated Cash Flows - Years ended December 31, 1999,
  998, and 1997 - Page 6

Statements of Consolidated Shareholders' Equity - Years ended
  December 31, 1999, 1998, and 1997 - Page 7

Financial Review - Pages 8 through 37

Management's Discussion and Analysis of Financial Condition and
  Results of Operations - Page 38 through 53

Exhibit 23 - Consent of Independent Auditors - Page 54

(2) Press Release dated February 24, 2000


REPORT OF INDEPENDENT AUDITORS
------------------------------

To the Shareholders
Eaton Corporation


We have audited the consolidated balance sheets of Eaton Corporation as of December 31, 1999 and 1998, and the related statements of consolidated income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Eaton Corporation at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                            /s/ Ernst & Young LLP

Cleveland, Ohio
January 21, 2000

Eaton Corporation

Consolidated Balance Sheets
                                                 December 31
                                              -----------------
(Millions)                                      1999      1998
                                                ----      ----
ASSETS
Current assets
  Cash                                        $   81    $   80
  Short-term investments                          84        42
  Accounts receivable                          1,267       885
  Inventories                                    965       707
  Deferred income taxes                          194       152
  Other current assets                           191       116
                                              ------    ------
                                               2,782     1,982
Property, plant & equipment
  Land & buildings                               788       620
  Machinery & equipment                        3,174     2,767
                                              ------    ------
                                               3,962     3,387
  Accumulated depreciation                    (1,593)   (1,550)
                                              ------    ------
                                               2,369     1,837

Goodwill                                       1,905     1,025
Other intangible assets                          625       214
Deferred income taxes & other assets             756       607
                                              ------    ------
                                              $8,437    $5,665
                                              ======    ======

The Financial Review on pages 8 to 37 is an integral part of the consolidated financial statements.

Eaton Corporation

Consolidated Balance Sheets
                                                 December 31
                                              -----------------
(Millions)                                      1999      1998
                                                ----      ----
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt                             $  958    $  225
  Current portion of long-term debt               12       108
  Accounts payable                               511       445
  Accrued compensation                           286       160
  Accrued income & other taxes                   257        74
  Other current liabilities                      625       504
                                              ------    ------
                                               2,649     1,516

Long-term debt                                 1,915     1,191
Postretirement benefits other than pensions      667       557
Deferred income taxes & other liabilities        582       344
Shareholders' equity
  Common Shares (74.0 in 1999 and 71.7 in 1998)   37        36
  Capital in excess of par value               1,041       853
  Retained earnings                            1,804     1,321
  Accumulated other comprehensive income (loss) (220)     (110)
  Shares in trust
    Employee Stock Ownership Plan                           (6)
    Deferred compensation plans                  (38)      (37)
                                              ------    ------
                                               2,624     2,057
                                              ------    ------
                                              $8,437    $5,665
                                              ======    ======

The Financial Review on pages 8 to 37 is an integral part of the consolidated financial statements.

Eaton Corporation

Statements of Consolidated Income
                                                     Year ended December 31
                                                    -------------------------
(Millions except for per share data)                  1999    1998    1997
                                                      ----    ----    ----
Net sales                                           $8,402  $6,625  $7,563

Costs & expenses
  Cost of products sold                              6,041   4,759   5,456
  Selling & administrative                           1,318   1,050   1,088
  Research & development                               314     334     319
  Purchased in-process research & development                           85
                                                    ------  ------  ------
                                                     7,673   6,143   6,948
                                                    ------  ------  ------
Income from operations                                 729     482     615

Other income (expense)
  Interest expense - net                              (152)    (88)    (79)
  Gain on sales of businesses                          340      43      91
  Other - net                                           46      48      41
                                                    ------  ------  ------
                                                       234       3      53
                                                    ------  ------  ------
Income before income taxes & extraordinary item        963     485     668
Income taxes                                           346     136     204
                                                    ------  ------  ------
Income before extraordinary item                       617     349     464
Extraordinary item                                                     (54)
                                                    ------  ------  ------
Net income                                          $  617  $  349  $  410
                                                    ======  ======  ======
Per Common Share - assuming dilution
  Income before extraordinary item                  $ 8.36  $ 4.80  $ 5.93
  Extraordinary item                                                  (.69)
                                                    ------  ------  ------
  Net income                                        $ 8.36  $ 4.80  $ 5.24
                                                    ======  ======  ======
  Average number of Common Shares outstanding         73.7    72.7    78.2

Per Common Share - basic
  Income before extraordinary item                  $ 8.51  $ 4.89  $ 6.05
  Extraordinary item                                                  (.71)
                                                    ------  ------  ------
  Net income                                        $ 8.51  $ 4.89  $ 5.34
                                                    ======  ======  ======
  Average number of Common Shares outstanding         72.5    71.4    76.8

Cash dividends paid per Common Share                $ 1.76  $ 1.76  $ 1.72

The Financial Review on pages 8 to 37 is an integral part of the consolidated financial statements.

Eaton Corporation

Statements of Consolidated Cash Flows
                                                      Year ended December 31
                                                    -------------------------
(Millions)                                             1999    1998    1997
                                                       ----    ----    ----
Net cash provided by operating activities
  Income before extraordinary item                   $  617  $  349  $  464
  Adjustments to reconcile to net cash provided by
    operating activities
      Depreciation                                      326     259     285
      Amortization                                      115      72      57
      Deferred income taxes                              49      94      31
      Long-term assets and liabilities, & other
        non-cash items in income                                (33)    (14)
      Gain on sales of businesses                      (340)    (43)    (91)
      Write-off of purchased in-process research &
        development                                                      85
      Changes in operating assets & liabilities,
        excluding acquisitions & sales of businesses
          Accounts receivable                          (117)    (11)   (106)
          Inventories                                     7     (38)    (53)
          Accounts payable & other accruals             (33)     (3)    140
          Accrued income & other taxes                   68       3       1
      Other - net                                       (10)     (7)    (36)
                                                     ------  ------  ------
                                                        682     642     763

Net cash used in investing activities
  Acquisitions of businesses, less cash acquired     (1,602)   (117)   (387)
  Sales of businesses                                   544     375     329
  Expenditures for property, plant & equipment         (496)   (483)   (438)
  Other - net                                           (84)    (56)    (35)
                                                     ------  ------  ------
                                                     (1,638)   (281)   (531)

Net cash provided by (used in) financing activities
  Borrowings with original maturities of more than
    three months
      Proceeds                                        1,917   1,409     425
      Payments                                       (1,517)   (982)   (570)
  Borrowings with original maturities of less than
    three months - net                                  519    (303)    356
  Cash dividends paid                                  (128)   (126)   (133)
  Sale of Common Shares                                 147
  Purchase of Common Shares                              (5)   (349)   (315)
  Other - net                                            24      17      36
                                                     ------  ------  ------
                                                        957    (334)   (201)
                                                     ------  ------  ------
Total increase in cash                                    1      27      31
Cash at beginning of year                                80      53      22
                                                     ------  ------  ------
Cash at end of year                                  $   81  $   80  $   53
                                                     ======  ======  ======

The Financial Review on pages 8 to 37 is an integral part of the consolidated financial statements.

Eaton Corporation

Statements of Consolidated Shareholders' Equity

                                                                                               Shares in trust
                                                                                Accumulated   ------------------       Total
                                   Common Shares     Capital in                       other             Deferred       share-
                                   -------------      excess of   Retained    comprehensive            compensa-     holders'
(Millions)                         Shares   Amount    par value   earnings    income (loss)   ESOP    tion plans      equity
                                   ------   ------  -----------   --------    -------------   ----   -----------    --------
Balance at January 1, 1997           77.1      $39       $  830     $1,401           $ (67)   $(36)         $ (7)     $2,160
Net income                                                             410                                               410
Other comprehensive income                                                             (81)                              (81)
                                                                                                                      ------
Total comprehensive income                                                                                               329

Cash dividends paid, net of
  Employee Stock Ownership
  Plan (ESOP) tax benefit                                             (132)                                             (132)
Issuance of shares under
  employee benefit plans,
  including tax benefit                .9                    47         (2)                                               45
Put option obligation, net                                  (18)                                                         (18)
Purchase of shares                   (3.7)      (2)         (40)      (292)                                             (334)
Shares allocated to employees                                                                   16                        16
Issuance of shares to trust            .2                    20                                              (20)          0
Other                                  .2                     5                                                            5
                                     ----      ---       ------     ------           -----    ----          ----      ------
Balance at December 31, 1997         74.7       37          844      1,385            (148)    (20)          (27)      2,071
Net income                                                             349                                               349
Other comprehensive income                                                              38                                38
                                                                                                                      ------
Total comprehensive income                                                                                               387

Cash dividends paid, net of
  ESOP tax benefit                                                    (126)                                             (126)
Issuance of shares under
  employee benefit plans,
  including tax benefit                .5                    25         (1)                                               24
Put option obligation, net                                   16                                                           16
Purchase of shares                   (3.7)      (1)         (42)      (286)                                             (329)
Shares allocated to employees                                                                   14                        14
Issuance of shares to trust            .2                    10                                              (10)          0
                                     ----      ---       ------     ------           -----    ----          ----      ------
Balance at December 31, 1998         71.7       36          853      1,321            (110)     (6)          (37)      2,057
Net income                                                             617                                               617
Other comprehensive income                                                            (110)                             (110)
                                                                                                                      ------
Total comprehensive income                                                                                               507
Cash dividends paid, net of
  ESOP tax benefit                                                    (128)                                             (128)
Issuance of shares under
  employee benefit plans,
  including tax benefit                .8                    49         (1)                                               48
Put option obligation, net                                   (7)                                                          (7)
Sale of shares                        1.6        1          146                                                          147
Purchase of shares                    (.1)                              (5)                                               (5)
Shares allocated to employees                                                                    6                         6
Issuance of shares to trust                                                                                   (1)         (1)
                                     ----      ---       ------     ------           -----    ----          ----      ------
Balance at December 31, 1999         74.0      $37       $1,041     $1,804           $(220)   $  0          $(38)     $2,624
                                     ====      ===       ======     ======           =====    ====          ====      ======

The Financial Review on pages 8 to 37 is an integral part of the consolidated financial statements.

FINANCIAL REVIEW
----------------
All references to net income per Common Share assume dilution, unless otherwise indicated.

ACCOUNTING POLICIES
-------------------

Consolidation
-------------
The consolidated financial statements include accounts of the Company and all majority-owned subsidiaries. The equity method of accounting is used for investments in associate companies and joint ventures where the Company has a 20% to 50% ownership interest.

Foreign Currency Translation
----------------------------
The functional currency for principally all subsidiaries outside the United States is the local currency. Financial statements for these subsidiaries are translated into United States dollars at year-end exchange rates as to assets and liabilities and weighted-average exchange rates as to revenues and expenses. The resulting translation adjustments are recorded in shareholders' equity in accumulated other comprehensive income (loss).

Inventories
-----------
Inventories are carried at lower of cost or market. Inventories in the United States are generally accounted for using the last-in, first-out
(LIFO) method. Remaining United States and all other inventories are accounted for using the first-in, first-out (FIFO) method.

Depreciation and Amortization
-----------------------------
Depreciation and amortization are computed by the straight-line method for financial statement purposes. Cost of buildings is depreciated over forty years and machinery and equipment over principally three to ten years. Goodwill and intangible assets, primarily consisting of patents, trademarks, tradenames and software, are amortized over a range of five to forty years.

Goodwill and other long-lived assets are reviewed for impairment losses whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Events or circumstances that would result in an impairment review primarily include operations reporting losses or a significant change in the use of an asset. The asset would be considered impaired when the future net undiscounted cash flows generated by the asset are less than its carrying value. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value.

Financial Instruments
---------------------
The Company selectively uses straightforward, nonleveraged financial instruments as part of foreign exchange and interest rate risk management programs. Financial instruments are not bought and sold solely for trading purposes, except for nominal amounts authorized under limited, controlled circumstances. Credit loss has never been experienced, and is not anticipated, as the counterparties to various financial instruments are major international financial institutions with strong credit ratings and due to control over the limit of positions entered into with any one party. Although financial instruments are an integral part of the Company's risk management programs, their incremental effect on financial condition and results of operations is not material.

The Company and its subsidiaries are exposed to fluctuations in foreign currencies in the normal course of business. Foreign currency forward exchange contracts and options are used to reduce exposure to foreign currency fluctuations. Accrued gains or losses on those financial instruments which hedge net investments in subsidiaries outside the United States are recorded in shareholders' equity. Gains or losses on those financial instruments which hedge specific transactions are deferred and subsequently recognized in net income when the gains or losses on the hedged foreign currency transaction are recognized in net income. Cash premiums and discounts related to these financial instruments are amortized to other income-net over the life of the respective agreement.

In the normal course of business, the Company's operations are also exposed to fluctuations in interest rates. Interest rate swaps and caps, and forward interest rate agreements, are used to reduce the cost of, and exposure to, interest rate fluctuations. Accrued gains or losses on interest rate swaps and caps are included in interest expense since they hedge interest on debt. Gains and losses on forward interest rate agreements are deferred and subsequently recognized in net income when interest expense on the hedged debt is recognized in net income. Cash premiums related to interest rate caps are amortized to interest expense over the life of the respective agreement.

In 1998, Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued which requires all derivatives to be recognized on the balance sheet at fair value. The Company must adopt the standard by the first quarter of 2001. The Company expects that the adoption of the standard will have an immaterial effect on earnings and financial position.

Options for Common Shares
-------------------------
The Company applies the intrinsic value based method described in Accounting Principles Board Opinion No. 25 to account for stock options granted to employees to purchase Common Shares. Under this method, no compensation expense is recognized on the grant date, since on that date the option price equals the market price of the underlying Common Shares.

Revenue Recognition
-------------------
Substantially all revenues are recognized when products are shipped to unaffiliated customers.

Estimates
---------
Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and notes. Actual results could differ from these estimates.

Financial Presentation Changes
------------------------------
Certain amounts for prior years have been reclassified to conform to the current year presentation.

ACQUISITIONS OF BUSINESSES
--------------------------
On April 9, 1999, the Company completed the acquisition of Aeroquip-Vickers, Inc. for $1.623 billion in cash. Aeroquip-Vickers, which had 1998 sales of $2.1 billion, manufactures the following products: all pressure ranges of hose, fittings, adapters, couplings and other fluid power connectors; hydraulic pumps, motors and cylinders; electronic and hydraulic controls; electric motors and drives; filtration products; fluid-evaluation products and services; and precision molded and extruded plastic products. The operating results of Aeroquip-Vickers are reported in Business Segment Information in Fluid Power and Other Components. Funds for the purchase were initially obtained through the issuance of commercial paper, which was partially refinanced through the issuance of $450 million of long-term notes and debentures and the sale of 1.625 million Common Shares for $147 million.

The acquisition was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of Aeroquip-Vickers beginning April 9, 1999. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by the Company's management based on information currently available and on current assumptions as to future operations. The Company has obtained preliminary independent appraisals of the fair values of the acquired property, plant and equipment, and identified intangible assets, and their remaining useful lives. The Company is also completing the review and determination of the fair values of the other assets acquired and liabilities assumed. Accordingly, the allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of appraised and other fair values. A summary of the assets acquired and liabilities assumed in the acquisition follows (in millions):

Estimated fair values
  Assets acquired                               $1,765
  Liabilities assumed                           (1,078)
  Goodwill  (amortized by the straight-line
    method over forty years)                       936
                                                ------
Purchase price                                   1,623
Less cash acquired & liability for
  outstanding shares                               (34)
                                                ------
Net cash paid                                   $1,589
                                                ======

As a result of the acquisition of Aeroquip-Vickers, Eaton incurred acquisition integration expenses for the incremental costs to exit and consolidate activities at Aeroquip-Vickers locations, to involuntarily terminate Aeroquip-Vickers employees, and for other costs to integrate operating locations and other activities of Aeroquip-Vickers with Eaton. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. On the other hand, these same principles require that acquisition integration expenses which are associated with the generation of future revenues and have future economic benefit, and those associated with integrating Eaton operations into Aeroquip-Vickers locations, must be recorded as expense. These expenses are discussed in the "Unusual Charges" footnote in the Financial Review. The components of the acquisition integration liabilities included in the purchase price allocation for Aeroquip-Vickers are as follows (in millions):

                                                      Balance
                     Original                    remaining at
                        costs    Utilized   December 31, 1999
                     --------    --------   -----------------
Workforce reductions     $ 31        $(28)          $  3
Other                       1          (1)             0
                         ----        ----           ----
                         $ 32        $(29)          $  3
                         ====        ====           ====

The acquisition integration liabilities are based on the Company's current integration plan which focuses on three key areas of integration: 1) manufacturing process and supply chain rationalization, including plant closings, 2) elimination of redundant administrative overhead and support activities, and 3) restructuring and repositioning of the sales/marketing and research and development organizations to eliminate redundancies in these activities.

The workforce reductions represent the expected termination of 470 Aeroquip-Vickers employees, primarily administrative personnel. As of December 31, 1999, 460 have been terminated. The balance remaining at December 31, 1999 is expected to be utilized in the first quarter of 2000 and will be funded through cash flows from the combined operations.

Certain aspects of the integration plan will be refined as additional studies are completed, including the evaluation of capacity of existing and acquired facilities to accommodate new manufacturing and administrative processes and the appropriate positioning of the sales/marketing and research development organizations to best serve customer needs. Adjustments to the estimated acquisition integration liabilities based on these refinements will be included in the allocation of the purchase price of Aeroquip-Vickers, if the adjustment is determined within the purchase price allocation period. Adjustments that are determined after the end of the purchase price allocation period will be 1) recorded as a reduction of net income, if the ultimate amount of the liability exceeds the estimate, or 2) recorded as a reduction of goodwill, if the ultimate amount of the liability is below the estimate.

Unaudited pro forma results of operations for the year ended December 31, 1999 and 1998, as if Eaton and Aeroquip-Vickers had been combined as of the beginning of the year, follow (in millions). The pro forma results include estimates and assumptions which management believes are reasonable. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of Eaton and

Aeroquip-Vickers, and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

                                        Pro forma
                                        Year ended
                                        December 31
                                      ----------------
                                        1999      1998
                                        ----      ----
Net sales                             $8,940    $8,775
Net income                               605       352
Net income per Common Share
  Assuming dilution                   $ 8.20    $ 4.84
  Basic                                 8.34      4.93

In addition to the acquisition of Aeroquip-Vickers described above, the Company also acquired other businesses for a combined net cash purchase price (in millions) of $13 in 1999, $117 in 1998 and $387 in 1997. In 1998, G.T. Products was acquired for $77 million and is reported in the Automotive Components segment. Acquisitions in 1997 included the purchase of Dana Corporation's Spicer Clutch business for $180 million, which is reported in the Truck Components segment, and Fusion Systems Corporation for $203 million, which is reported in the Semiconductor Equipment segment. Each of these acquisitions was accounted for by the purchase method of accounting and, accordingly, the statements of consolidated income include the results of the acquired businesses from the effective dates of acquisition.

The purchase price allocation for Fusion Systems included $85 million for purchased in-process research and development. This amount was expensed at the date of acquisition because technological feasibility had not been established and no alternative commercial use had been identified. Therefore, 1997 results include the write-off of $85 million for purchased in-process research and development, with no income tax benefit, or $1.09 per Common Share.

The purchased in-process research and development was determined based on the income method using a risk adjusted discount rate of 31% applied to project cash flows. Three groups of projects comprised over 95% of the total value of purchased in-process research and development. These projects were valued at $82.6 million and were completed in 1998 and mid-1999 at an undiscounted cost of $30.1 million, which approximated the original cost estimate.

DIVESTITURES OF BUSINESSES
--------------------------
The Company sold businesses for aggregate cash proceeds (in millions) of $544 in 1999, $375 in 1998 and $329 in 1997.

Divestitures in 1999 included the sale of the Engineered Fasteners division in August and the Fluid Power division in October. The sales of these businesses, and adjustments related to businesses sold in prior periods, resulted in a pretax gain of $340 million ($198 million aftertax, or $2.68 per Common Share). In December, the Company also sold substantially all of Vickers Electronic Systems, which was acquired in the acquisition of Aeroquip-Vickers, resulting in no gain or loss.

Divestitures in 1998 included the sale of the Axle and Brake business in January and the automotive leaf spring business in April. The sales of these businesses, and adjustments related to businesses sold in prior periods, resulted in a pretax gain of $43 million ($28 million aftertax, or $.38 per Common Share).

Divestitures in 1997 included the sale of the majority of the stock of AIL Systems in October and the worldwide Appliance Controls business in December. The sales of these businesses resulted in a pretax gain of $91 million ($69 million aftertax, or $.88 per Common Share).

The operating results of these businesses are reported in Business Segment Information as Divested Operations.

UNUSUAL CHARGES
---------------
1999 Charges
------------
The Company recorded charges of $30 million ($20 million aftertax, or $.27 per Common Share), which included $23 million of integration expenses, as discussed in the "Acquisitions of Businesses" footnote in the Financial Review, and $7 million of restructuring charges related to the Truck Components segment. These charges are included in the Consolidated Statement of Income in Income from Operations.

Charges of $21 million for the integration of Eaton and Aeroquip-Vickers primarily relate to plant consolidation and other expenses, including fees paid to outside consultants, travel expenses, and relocation of inventory and equipment. In addition, a $2 million restructuring liability for workforce reductions, severance and other related employee benefits, was recorded and included the expected termination of 70 employees, primarily manufacturing personnel.

As part of the ongoing effort to restructure European operations in the Truck Components segment, the Company recorded a restructuring liability of $7 million. The Company will be closing a manufacturing facility in Aycliffe, United Kingdom and consolidating production into an existing facility in Poland. This charge relates to workforce reductions, severance and other related employee benefits, for the expected termination of 190 employees, primarily manufacturing personnel.

Although appropriate notification has been made, none of the employees related to the restructuring have been terminated as of December 31, 1999. These employees are expected to be terminated in 2000.

1998 Charges
------------
The Company recorded charges of $111 million ($72 million aftertax, or $.99 per Common Share) which included $101 million for liabilities to restructure certain business segments and $10 million for a contribution to the Company's charitable trust. The restructuring charges are included in the Consolidated Statement of Income in Income from Operations.

The charges included $41 million for workforce reductions, primarily severance and other related employee benefits, for the expected termination of approximately 3,000 employees, mainly manufacturing personnel.

The principal business affected by the restructuring was the Semiconductor Equipment segment. Due to the collapse of the semiconductor equipment industry in 1998, the Company took actions to restructure the segment that amounted to $43 million of the $101 million charge noted above. Approximately $8 million represented workforce reductions and $30 million represented inventory and other asset write-downs. The workforce reductions primarily related to the closing of the Austin, Texas plant, although workforce reductions occurred at other locations. The charge for asset write-downs primarily related to inventory, which was written down to estimated market value, and approximately $2 million to write-down the Austin plant to estimated selling price. The write-down of inventory is included in cost of products sold.

The remaining $58 million of the $101 million restructuring charge primarily related to workforce reductions, inventory write-downs, and other costs in the Automotive Components, Industrial and Commercial Controls, and Truck Components segments. Certain plants in these segments were closed and production was consolidated into other existing facilities in an effort to reduce costs.

1997 Charges
------------
In order to restructure certain businesses within each segment, the Company recorded pretax charges of $24 million ($15 million aftertax, or $.19 per Common Share). These charges related to workforce reductions, asset write-downs and other costs.

The Company also redeemed the $200 million of 7% debentures due 2011. The aftertax extraordinary loss on this redemption, including the write-off of debt issue costs, was $54 million, or $.69 per Common Share ($88 million before income taxes).

Restructuring Liabilities
-------------------------

Movement of the various components of restructuring liabilities follows
(in millions of dollars):
                                                Inventory &           Plant
                                  Workforce     other asset   consolidation
                     Employees   reductions     write-downs         & other    Total
                     ---------   ----------     -----------   -------------    -----
1998                     3,000        $ 41          $ 46           $ 14         $101
Utilized in 1998          (900)         (9)          (46)            (7)         (62)
                         -----        ----          ----           ----         ----
Balance remaining
  at December 31, 1998   2,100          32             0              7           39
1999                       260           9             0              0            9
Utilized in 1999        (2,000)        (26)            0             (5)         (31)
                         -----        ----          ----           ----         ----
Balance remaining
  at December 31, 1999     360        $ 15          $  0           $  2         $ 17
                         =====        ====          ====           ====         ====

DEBT AND OTHER FINANCIAL INSTRUMENTS
------------------------------------
At December 31, 1999, short-term debt was $958 million, of which $899 million related to United States operations and primarily resulted from the financing of the acquisition of Aeroquip-Vickers. The Company has credit facilities totaling $1.1 billion, which mature April 2000, to support this short-term debt. The Company's subsidiaries outside the United States have lines of credit, primarily short-term, aggregating $65 million from various banks worldwide. At December 31, 1999, $59 million was outstanding under these lines of credit.

Long-term debt at December 31, excluding the current portion, follows (in millions):

                                              1999       1998
                                              ----       ----
9% notes due 2001                           $  100     $  100
6.95% notes due 2004                           250
8% debentures due 2006                          86         86
8.9% debentures due 2006                       100        100
8.1% debentures due 2022                       100        100
7-5/8% debentures due 2024
  (effective interest rate 7.1%)                94        100
6-1/2% debentures due 2025
  (due 2005 at option of debenture holders)    150        150
7.875% debentures due 2026 (assumed in the
  acquisition of Aeroquip-Vickers)              82
7.65% debentures due 2029                      200
6.4% to 7.6% medium-term notes due at
  various dates ranging from 2002 to
  2018 (assumed in the acquisition of
  Aeroquip-Vickers)                            167
Commercial paper                               500        500
Other (effective interest rate 10.2%)           86         55
                                            ------     ------
                                            $1,915     $1,191
                                            ======     ======

In 1998, the Company entered into a $500 million credit facility with a series of banks expiring in May 2003. Commercial paper of $500 million is classified as long-term debt because the Company intends, and has the ability under this agreement, to refinance these notes on a long-term basis.

In 1999, the Company entered into a five-year $100 million interest rate swap and a thirty-year $150 million interest rate swap. These swaps effectively convert a portion of the 6.95% notes and the 7.65% debentures to floating rates based on the six-month London Interbank Offered Rate (6.1% at December 31, 1999).

In 1999, the Company entered into agreements, expiring in 2002, which effectively convert $75 million of United States dollar fixed-rate debt into Japanese Yen denominated debt with interest payable at a fixed-rate of .295% as to $50 million and .6% as to $25 million. In 1999, the Company also entered into an agreement, expiring in October 2001, which effectively converts $50 million of United States dollar floating-rate debt into Euro denominated debt based on the three-month Euro Interbank

Offered Rate (3.3% at December 31, 1999).

The weighted-average interest rate on short-term borrowings, including commercial paper classified in long-term debt, was 6.2% and 6.0% at December 31, 1999 and 1998, respectively.

Aggregate mandatory sinking fund requirements and annual maturities of long-term debt are as follows (in millions): 2000, $12; 2001, $105; 2002, $28; 2003, $500; and 2004, $266.

Interest capitalized as part of the acquisition or construction of major fixed assets (in millions) was $21 in 1999, $16 in 1998 and $12 in 1997. Interest paid (in millions) was $196 in 1999, $116 in 1998 and $97 in 1997.

The carrying values of cash, short-term investments and short-term debt in the Consolidated Balance Sheet approximate their estimated fair values. The estimated fair values of other financial instruments outstanding at December 31 are as follows (in millions):

                                      1999                      1998
                          --------------------------   -------------------------
                          Notional  Carrying    Fair   Notional  Carrying    Fair
                            amount    amount   value     amount    amount   value
                          --------   -------   -----   --------  --------   -----
Marketable debt securities           $    63 $    63              $    66 $    66
Long-term debt, current
  portion of long-term
  debt & foreign
  currency principal swaps            (1,927) (1,963)              (1,299) (1,384)
Foreign currency forward
  exchange contracts &
  options                  $    20                      $    11        (3)      (3)
Interest rate swaps
  Fixed to floating            250                (7)        36
  Floating to fixed                                         103                (5)
  Fixed to fixed                75         1      (1)        40
  Floating to floating          50                (1)
Forward interest rate
  agreement                                                 200                (9)

The estimated fair values of financial instruments are principally based on quoted market prices. The fair value of foreign currency forward exchange contracts and options, which primarily mature in 2000, and foreign currency principal and interest rate swaps are estimated based on quoted market prices of comparable contracts, adjusted through interpolation where necessary for maturity differences.

RETIREMENT BENEFIT PLANS
------------------------
The Company has defined benefit pension plans and other postretirement benefit plans, primarily health care and life insurance. In the event of a change in control of the Company, excess pension plan assets of North American operations may be dedicated to funding of health and welfare benefits of employees and retirees.

Components of plan obligations and assets, and the recorded asset
(liability) at December 31 are as follows (in millions):

                                                                     Other
                                                            postretirement
                                  Pension benefits                benefits
                                  ----------------         ---------------
                                    1999      1998          1999      1998
                                    ----      ----          ----      ----
Benefit obligation at beginning
  of year                        $(1,602)  $(1,567)      $  (769)  $  (737)
Service cost                         (67)      (58)          (15)      (12)
Interest cost                       (108)      (98)          (54)      (49)
Effect of divestitures                25        99            13        14
Effect of acquisitions              (179)        1          (106)
Actuarial gain (loss)                 40      (132)           36       (33)
Benefits paid                        146       161            60        51
Other                                (10)       (8)           (2)       (3)
                                 -------   -------       -------   -------
Benefit obligation at end
  of year                        $(1,755)  $(1,602)      $  (837)  $  (769)
                                 -------   -------       -------   -------
Fair value of plan assets at
  beginning of year              $ 2,004   $ 2,024
Actual return on plan assets         341       222
Employer contributions                21        16       $    58   $    48
Settlement cost                                (29)
Effect of divestitures               (26)      (62)
Effect of acquisitions               192
Benefits paid                       (146)     (161)          (60)      (51)
Other                                  1        (6)            2         3
                                 -------   -------       -------   -------
Fair value of plan assets at
   end of year                   $ 2,387   $ 2,004       $     0   $     0
                                 -------   -------       -------   -------
Pension plan assets in excess of
  benefit obligations            $   632   $   402
Obligations with no plan assets                          $  (837)  $  (769)
Unamortized
  Net (gain) loss                   (469)     (290)          156       204
  Prior service cost                  36        34           (15)      (21)
Other                                (14)      (15)
                                 -------   -------       -------   -------
Recorded asset (liability)       $   185   $   131       $  (696)  $  (586)
                                 =======   =======       =======   =======

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets (in millions) were $146, $136 and $23, respectively, as of December 31, 1999 and $230, $206 and $118, respectively, as of December 31, 1998.

The components of net periodic benefit income (cost) for the years ended December 31 are as follows (in millions):

                                       Pension benefits
                                  -------------------------
                                    1999     1998     1997
                                    ----     ----     ----
Service cost                      $  (67)  $  (58)  $  (64)
Interest cost                       (108)     (98)    (111)
Expected return on plan assets       179      158      164
Other                                 (4)      (4)
                                  ------   ------   ------
                                       0       (2)     (11)
Curtailment gain (loss)               (5)       8       (1)
Settlement gain                       18       41       68
                                  ------   ------   ------
                                  $   13   $   47   $   56
                                  ======   ======   ======


                               Other postretirement benefits
                               -----------------------------
                                    1999     1998     1997
                                    ----     ----     ----
Service cost                      $  (15)  $  (12)  $  (13)
Interest cost                        (54)     (49)     (49)
Net amortization                      (3)      (2)       3
                                  ------   ------   ------
                                     (72)     (63)     (59)
Curtailment gain                       1        1       16
Settlement loss                       (4)      (5)     (12)
                                  ------   ------   ------
                                  $  (75)  $  (67)  $  (55)
                                  ======   ======   ======

The curtailment and settlement gains and losses reflect the sales of the Engineered Fasteners and Fluid Power divisions in 1999, the Axle and Brake business in 1998, and the Appliance Controls business and AIL Systems in 1997.

Actuarial assumptions used in the calculation of the recorded asset (liability) are as follows:

                                           1999      1998
                                           ----      ----
Discount rate                              7.50%     6.50%
Return on pension plan assets             10.00%    10.00%
Rate of compensation increase              4.50%     3.95%
Projected health care cost trend rate      6.00%     7.00%
Ultimate health care trend rate            5.25%     4.25%
Year ultimate health care trend rate
   is achieved                             2001      2003

Assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A one-percentage-point change in the assumed health care cost trend rate would have the following effects (in millions):

                         1% Increase       1% Decrease
                         -----------       -----------
1999 benefit cost           $ 4               $ (3)
Recorded liability
  at December 31, 1999       44                (39)


The Company also has various defined-contribution benefit plans, primarily consisting of the Eaton Share Purchase and Investment Plan and the Aeroquip-Vickers Savings and Profit-Sharing Plan. Total contributions related to these plans charged to expense were (in millions) $34 in 1999, $9 in 1998, and $6 in 1997.

PROTECTION OF THE ENVIRONMENT
-----------------------------
The Company has established policies to ensure that its operations are conducted in keeping with good corporate citizenship and with a positive commitment to the protection of the natural and workplace environments. For example, each manufacturing facility has a person responsible for environmental, health and safety (EHS) matters. The Company has determined that all of its manufacturing facilities will be certified under ISO 14001, an international standard for environmental management systems. The Company routinely reviews EHS performance at each of its facilities and continuously strives to improve pollution prevention at its facilities.

As a result of past operations, the Company is involved in remedial response and voluntary environmental remediation at a number of sites, including certain of its currently-owned or formerly-owned plants. The Company has also been named a potentially responsible party (PRP) under the Federal Superfund law at a number of waste disposal sites.

A number of factors affect the cost of environmental remediation, including the number of parties involved at a particular site, the determination of the extent of contamination, the length of time that remediation may require, the complexity of environmental regulations, and the continuing advancement of remediation technology. Taking these factors into account, the Company has estimated (without discounting) costs of remediation, which will be incurred over a period of several years. The Company accrues an amount equal to the best estimates of these costs when it is probable that a liability has been incurred. At December 31, 1999 and 1998, the Consolidated Balance Sheet included a liability for these costs (in millions) of $52 and $32, respectively. The increase in the liability in 1999 was primarily due to the assumption of amounts associated with the acquisition of Aeroquip-Vickers. With regard to some of the matters included in the liability, the Company has rights of recovery from non-affiliated parties for a portion of these estimated costs.

Based upon the Company's analysis and subject to the difficulty in estimating these future costs, the Company expects that any sum it may be required to pay in connection with environmental matters is not reasonably likely to exceed the liability by an amount that would have a material adverse effect on its financial condition, results of operations, or liquidity. All of these estimates are forward-looking statements and, given the inherent uncertainties in evaluating environmental exposures, actual results can differ from these estimates.

SHAREHOLDERS' EQUITY
--------------------
There are 300 million Common Shares authorized ($.50 par value per share). At December 31, 1999, there were 7 million Common Shares held in treasury and 12,552 holders of record of Common Shares. Additionally, approximately 21,000 current and former employees were shareholders through participation in the Eaton Share Purchase and Investment Plan (SPIP).

In 1999, the Company concluded a ten-year program that prefunded a portion of anticipated matching contributions to the SPIP through an Employee Stock Ownership Plan (ESOP). The shares held by the ESOP, which had not yet been allocated to employee accounts, were included in shareholders' equity as "Shares in trust-ESOP". Unallocated shares in the ESOP were released at historical cost based on the ratio of the annual principal payment on the notes payable compared to the original principal amount of the notes payable and allocated to employee accounts. Unallocated shares in the ESOP, which were considered outstanding for purposes of computing net income per Common Share, were 170,000 at the end of 1998 and 800,000 at the end of 1997. In 1999, all remaining unallocated shares in the ESOP were allocated to employee accounts. Cash dividends paid on shares in the ESOP were charged against retained earnings and, along with Company contributions, were used to repay the principal and interest due on the notes payable.

The Company has plans which permit eligible employees and directors to defer a portion of their compensation. The Company has deposited $77 million of marketable securities and Common Shares into a trust to fund a portion of these liabilities. The marketable securities are included in other assets and the Common Shares are included in shareholders' equity.

In July 1999, the Company publicly sold 1.625 million Common Shares for net proceeds of $147 million.

In October 1999, the Company sold written put options on 100,000 Common Shares. The options expire in April 2000 with a strike price of $71.77 per Common Share.

Stock Options
-------------
Stock options have been granted to certain employees, under various plans, to purchase Common Shares at prices equal to fair market value as of date of grant. Historically, the majority of these options vest ratably during the three-year period following the date of grant and expire ten years from the date of grant.

During 1998 and 1997, the Company granted .6 million and 1.9 million special performance-vested stock options, respectively, in lieu of the more standard options. These options become exercisable when the Company achieves certain net income and Common Share price targets. If these targets are not achieved, these options become exercisable ten days before the expiration of their ten-year term. Half of the options granted in 1997 became exercisable during 1997 when the initial Common Share price target of $85 was achieved.

A summary of stock option activity follows (shares in millions):

                               1999             1998              1997
                         --------------   --------------  ----------------
                        Average          Average           Average
                          price            price             price
                            per              per               per
                          share  Shares    share  Shares     share  Shares
                         ------- ------   ------- ------    ------  ------
Outstanding, January 1   $61.46    7.5    $55.85    6.8     $44.32    5.0
Granted                   74.53    2.2     87.81    1.2      73.07    2.8
Exercised                 44.95    (.8)    43.40    (.4)     43.49    (.9)
Canceled                  75.12    (.2)    71.11    (.1)     59.85    (.1)
                                   ---              ---               ---
Outstanding, December 31 $65.89    8.7    $61.46    7.5     $55.85    6.8
                                   ===              ===               ===

Exercisable, December 31 $55.39    4.6    $51.91    4.8     $49.71    4.5

Reserved for future
  grants, December 31               .3               .4               1.5


The following table summarizes information about stock options outstanding at December 31, 1999 (shares in millions):

                                              Weighted-     Weighted-
                                               average       average
                                             remaining      exercise
Range of exercise                 Number   contractual     price per
  prices per share           outstanding   life (years)        share
---------------------------------------------------------------------
$24.15 - $39.99                    1.1            2.1         $33.65
$40.00 - $49.99                     .7            5.1          48.56
$50.00 - $69.99                    1.4            5.4          55.74
$70.00 - $79.99                    4.1            8.0          71.72
$80.00 - $102.19                   1.4            7.0          91.44

The following table summarizes information about stock options that are exercisable at December 31, 1999 (shares in millions):

                                             Weighted-
                                              average
                                             exercise
Range of exercise prices          Number    price per
  per share                  exercisable        share
-----------------------------------------------------
$24.15 - $39.99                     1.1        $33.65
$40.00 - $49.99                      .7         48.56
$50.00 - $69.99                     1.3         55.24
$70.00 - $79.99                     1.3         72.02
$80.00 - $102.19                     .2         88.69

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". If the Company accounted for its stock options under the fair value method of SFAS No. 123, net income (in millions) and net income per Common Share would have been as indicated below:

                                         1999     1998    1997
                                         ----     ----    ----
Net income
  As reported                           $ 617    $ 349   $ 410
  Assuming fair value method              602      338     390

Net income per Common Share-assuming
  dilution
    As reported                         $8.36    $4.80   $5.24
    Assuming fair value method           8.16     4.65    4.99

Net income per Common Share-basic
  As reported                           $8.51    $4.89   $5.34
  Assuming fair value method             8.30     4.73    5.08


The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions:

                                  1999               1998               1997
                                  ----               ----               ----
Dividend yield                       3%                 3%                 3%
Expected volatility                 21%                22%                22%
Risk-free interest rate    4.7% to 6.1%       5.5% to 5.7%       6.0% to 6.7%
Expected option life in years   4 or 5          4, 5 or 6          4, 5 or 6
Weighted-average per
  share fair value of
  options granted
  during the year               $12.99             $18.73             $16.84


Preferred Share Purchase Rights
-------------------------------
In June 1995, the Company declared a dividend of one Preferred Share Purchase Right for each outstanding Common Share. The Rights become exercisable only if a person or group acquires, or offers to acquire, 20% or more of the Company's Common Shares. The Company is authorized to reduce the 20% threshold for triggering the Rights to not less than 10%. The Rights expire on July 12, 2005, unless redeemed earlier at one cent per Right.

When the Rights become exercisable, the holder of each Right, other than the acquiring person, is entitled (1) to purchase for $250, one one-hundredth of a Series C Preferred Share, (2) to purchase for $250, that number of the Company's Common Shares or common stock of the acquiring person having a market value of twice that price, or (3) at the option of the Company, to exchange each Right for one Common Share or one one-hundredth of a Preferred Share.

Comprehensive Income
--------------------
The components of accumulated other comprehensive income (loss) as reported in the Statement of Consolidated Shareholders' Equity are as follows (in millions):

                                                      Unrealized
                                        Foreign       gain (loss)
                                       currency     on available
                                    translation         for sale
                                    adjustments       securities      Total
                                    -----------       ----------      -----
Balance at January 1, 1997                $ (68)           $   1      $ (67)
1997 adjustment, net of income taxes        (79)             (10)       (89)
Recognition in income of adjustment
  related to divested businesses              8                           8
                                          -----            -----      -----
Balance at December 31, 1997               (139)              (9)      (148)
1998 adjustment, net of income taxes         (2)               6          4
Recognition in income of adjustment
  related to divested businesses             34                          34
                                          -----            -----      -----
Balance at December 31, 1998               (107)              (3)      (110)
1999 adjustment, net of income taxes       (116)               3       (113)
Recognition in income of adjustment
  related to divested businesses              3                           3
                                          -----            -----      -----
Balance at December 31, 1999              $(220)           $   0      $(220)
                                          =====            =====      =====

INCOME TAXES
------------
For financial statement reporting purposes, income before income taxes (in millions), based on the geographical location of the operation to which such earnings are attributable, is summarized below. Certain foreign operations are branches of Eaton Corporation and are, therefore, subject to United States as well as foreign income tax regulations. As a result, pretax income by location and the components of income tax expense by taxing jurisdiction are not directly related.

                                         Income before income taxes
                                         --------------------------
                                             1999    1998    1997
                                             ----    ----    ----
United States                                $788    $455    $457
Non-United States                             178      64     219
Write-off of foreign currency
  translation adjustments related
  to divested businesses                       (3)    (34)     (8)
                                             ----    ----    ----
                                             $963    $485    $668
                                             ====    ====    ====

Income tax expense for the years ended December 31 follows (in millions):

                                             1999    1998    1997
                                             ----    ----    ----
Current
  United States
    Federal                                  $233    $(11)   $ 99
    State & local                              10       9      14
  Non-United States                            52      42      42
                                             ----    ----    ----
                                              295      40     155
Deferred
  United States
    Federal                                    28      90      20
    State & local                                               5
  Non-United States
    Reduction of valuation allowance
      for deferred income tax assets                           (4)
    Operating loss carryforwards               17      (1)     15
    Other                                       6       7      13
                                             ----    ----    ----
                                               51      96      49
                                             ----    ----    ----
                                             $346    $136    $204
                                             ====    ====    ====

Reconciliations of income taxes at the United States Federal statutory rate to the effective income tax rate for the years ended December 31 follow (in millions):

                                               1999
                                           -------------     1998     1997
                                           Amount   Rate     Rate     Rate
                                           ------   ----     ----     ----
Income taxes at the United States
  statutory rate                             $337   35.0%    35.0%    35.0%
Write-off of purchased in-process
  research & development                                               4.5
State & local income taxes                      7     .7      1.5      2.9
Amortization of goodwill & intangible
  assets                                       13    1.4      1.6      1.0
Possessions credit related to Puerto
  Rican operations                            (30)  (3.2)    (8.2)    (5.7)
Credit for increasing research activities     (11)  (1.2)    (2.7)    (3.3)
Effective income tax rate differential
  related to:
    Sales of businesses                        23    2.5      2.1     (1.9)
    Foreign source income                      14    1.5       .3       .2
    Earnings of consolidated subsidiaries
      and associate companies outside the
      United States                           (22)  (2.3)             (1.0)
Other--net                                     15    1.5     (1.6)    (1.2)
                                             ----   ----     ----     ----
                                             $346   35.9%    28.0%    30.5%
                                             ====   ====     ====     ====

Significant components of current and long-term deferred income taxes at December 31 follow (in millions):

                                    Current  Long-term    Long-term
                                     assets     assets  liabilities
                                    -------  ---------  -----------
1999
Accruals & other adjustments
  Employee benefits                   $  52      $   2        $ 205
  Depreciation & amortization            (4)       (12)        (443)
  Other                                 133         10           30
Operating loss carryforwards of
  non-United States subsidiaries                    57            3
Other items                              13         27           (4)
Valuation allowance                                (70)
                                      -----      -----        -----
                                      $ 194      $  14        $(209)
                                      =====      =====        =====
1998
Accruals & other adjustments
  Employee benefits                   $  43      $   2        $ 187
  Depreciation & amortization            (4)       (20)        (233)
  Other                                  99         10           24
Operating loss carryforwards of
  non-United States subsidiaries          6         50            4
Other items                               8         23            2
Valuation allowance                                (50)
                                      -----      -----        -----
                                      $ 152      $  15        $ (16)
                                      =====      =====        =====

At December 31, 1999, certain non-United States subsidiaries had operating loss carryforwards aggregating $173 million. Carryforwards of $108 million have no expiration dates and the balance expires at various dates from 2000 through 2009.

The Company has manufacturing facilities in Puerto Rico which operate under United States tax law incentives that will no longer be available after 2005.

No provision has been made for income taxes on undistributed earnings of consolidated non-United States subsidiaries of $573 million at December 31, 1999, since the earnings retained have been reinvested by the subsidiaries. If distributed, such remitted earnings would be subject to withholding taxes but substantially free of United States income taxes.

Worldwide income tax payments in 1999, 1998 and 1997 (in millions) were $169, $30 and $163, respectively.

The Internal Revenue Service (IRS) has asserted the Company owes additional taxes and interest for 1993 relating to the treatment of transactions involving company-owned life insurance. A similar issue exists for 1994-1998. The Company strongly disagrees with the IRS and is vigorously contesting the matter. Management believes resolution of this matter will not have a material adverse effect on the Company's results of operations, financial condition and cash flows.

OTHER INFORMATION
-----------------

Assets
------
Accounts receivable are net of an allowance for doubtful accounts of $14 million at the end of 1999 and 1998.

The components of inventories at December 31 follow (in millions):

                                              1999       1998
                                              ----       ----
Raw materials                               $  341     $  282
Work in process                                348        297
Finished goods                                 313        197
                                            ------     ------
Gross inventories at FIFO                    1,002        776
Excess of current cost over LIFO cost          (37)       (69)
                                            ------     ------
Net inventories                             $  965     $  707
                                            ======     ======

Gross inventories accounted for using the LIFO method (in millions) were $555 at the end of 1999 and $389 at the end of 1998.

Accumulated amortization of goodwill and intangible assets (in millions) was $240 and $140 at the end of 1999 and $184 and $102 at the end of 1998, respectively.

The Company has company-owned life insurance policies insuring the lives of a portion of active United States employees. The policies accumulate asset values to meet future liabilities including the payment of employee benefits such as health care. At December 31, 1999 and 1998, the investment in the policies included in other assets (in millions) was $53 and $21, net of policy loans of $397 and $345, respectively. Net life insurance expense (in millions) of $8 in 1999, $7 in 1998 and $8 in 1997, including interest expense of $32 in 1999, and $33 in 1998 and 1997, is included in selling and administrative expense.

Lease Commitments
-----------------
Minimum rental commitments for 2000 under noncancelable operating leases, which expire at various dates and in most cases contain renewal options, are $90 million and decline substantially thereafter.

Rental expense in 1999, 1998 and 1997 (in millions) was $113, $90 and $78, respectively.

Net Income per Common Share
---------------------------
The calculation of net income per Common Share-assuming dilution and basic follows:

(Millions except for per share data)       1999     1998     1997
                                           ----     ----     ----
Net income                                $ 617    $ 349    $ 410
                                          =====    =====    =====

Average number of Common Shares
  outstanding - assuming dilution          73.7     72.7     78.2
Less dilutive effect of stock options       1.2      1.3      1.4
                                          -----    -----    -----
Average number of Common Shares
  outstanding - basic                      72.5     71.4     76.8
                                          =====    =====    =====
Net income per Common Share
  Assuming dilution                       $8.36    $4.80    $5.24
  Basic                                    8.51     4.89     5.34

Employee stock options to purchase 1.5 million and 3.7 million Common Shares were outstanding at the end of 1999 and 1998, respectively, but were not included in the computation of net income per Common Share-assuming dilution, since they would have had an antidilutive effect on earnings per share.

BUSINESS SEGMENT AND GEOGRAPHIC REGION INFORMATION
---------------------------------------------------
The Company is a global manufacturer of highly engineered products, which serve the industrial, vehicle, construction, commercial, aerospace and semiconductor markets with 195 manufacturing sites in 23 countries around the world.

As a result of the acquisition of Aeroquip-Vickers, and the divestitures of the Fluid Power and Engineered Fasteners divisions and Vickers Electronic Systems, the Company realigned its business segment reporting in 1999. Principal changes include: Hydraulics and Other Components was renamed Fluid Power and Other Components and includes the operating results of Aeroquip-Vickers; Aerospace Controls was reclassified from Industrial and Commercial Controls to Fluid Power and Other Components; the Trucking Information Systems Division and Eaton VORAD were reclassified from Automotive Components to Truck Components; and the operating results of the Fluid Power and Engineered Fasteners divisions, previously included in Automotive Components and Hydraulics and Other Components, respectively, were reclassified to Divested Operations due to their divestiture. Prior periods have been reclassified to conform to the current presentation.

The Company's segments are based on the way that management aggregates products and business units for making operating decisions and assessing performance. Major products included in each segment and other information follows.

Automotive Components
---------------------
Valve train systems, intake and exhaust valves, lash compensation lifters and lash adjusters, cylinder heads, superchargers, limited slip and locking differentials, transmission dampers, precision gear forgings, air control valves, climate controls, convenience switches (for power windows, door locks, mirrors, lights, etc.), engine sensors, mirror actuators, transmission controls, keyless entry systems, daytime running lamps, speed-sensitive steering systems, on-board vapor recovery valves, check valves, fuel level sensors and pressure control valves

Fluid Power and Other Components
--------------------------------
All pressure ranges of hose, fittings, adapters, couplings and other fluid power connectors; hydraulic pumps, motors, valves, cylinders, power steering units, transaxles and transmissions; electronic and hydraulic controls; electric motors and drives; filtration products and fluid-evaluation products and services; aerospace products and systems
- hydraulic and electrohydraulic pumps, motors, electric motor pumps, hydraulic motor driven generators and integrated system packages, hydraulic and electromechanical actuators, flap and slat systems, nose wheel steering systems, cockpit controls, power and load management systems, sensors, fluid debris monitoring products, illuminated displays, integrated displays and panels, relays and valves; clutches and brakes for industrial machines; golf grips and precision molded and extruded plastic products

Industrial and Commercial Controls
----------------------------------
To control and protect electric motors -- drives, contactors, starters, and other motor control products; for position sensing -- a wide range of sensors; to control machine logic -- automation personal computers and programmable logic controllers; to permit human interface with machines -- a full range of operator interface hardware and software; to manage distribution of electricity in homes, businesses and industrial facilities -- vacuum interrupters, a wide range of circuit breakers and a variety of power distribution and control assemblies and components; to support customer power and control system requirements -
- engineering systems and diagnostic and support services; for commercial and military applications -- thermal circuit breakers and power control and conversion equipment

Semiconductor Equipment
-----------------------
High- and medium- current implanters and high-energy implanters;
integrated implant products and services and other products including photostablizers, ozone and plasma ashers, thermal processing systems and flat panel display equipment

Truck Components
----------------
Heavy-, medium-, and light-duty mechanical transmissions, heavy-duty automated transmissions, heavy- and medium-duty clutches, traction control systems, transfer boxes, power take-off units, splitter boxes, gearshift mechanisms, transmissions for off-highway construction equipment, intelligent cruise control systems, collision warning systems and transportation logistics management systems

Other Information
-----------------
The principal markets for Automotive Components, Truck Components, and Fluid Power and Other Components are original equipment manufacturers and after-market customers of heavy-, medium-, and light-duty trucks, passenger cars, off-highway vehicles, industrial equipment and aerospace products and systems. The original equipment manufacturers are generally concentrated in North America and Europe; however, sales are made globally. Most sales of these products are made directly to such manufacturers.

The principal markets for Industrial and Commercial Controls are industrial, construction, commercial, automotive and government customers. The principal market for Semiconductor Equipment is integrated circuit manufacturers. These customers are generally concentrated in North America; however, sales are made globally. Sales are made directly by the Company and indirectly through distributors and manufacturers' representatives to such customers.

No single customer represented more than 10% of the Company's net sales in 1999 or 1998. Net sales to divisions and subsidiaries of one customer, primarily from the Automotive Components, Truck Components, and Fluid Power and Other Components segments, were $766 million in 1997 (10% of sales). Sales from ongoing United States and

Canadian operations to customers in foreign countries (in millions) were $782 in 1999, $812 in 1998 and $590 in 1997 (10% of sales in 1999,
12% in 1998 and 9% in 1997).

The accounting policies of the segments are generally the same as the policies described under "Accounting Policies" in the Financial Review, except that inventories and related cost of products sold of the segments are accounted for using the FIFO method and the segment results only reflect the service cost component related to pensions and other postretirement benefits.

The Company accounts for intersegment sales and transfers at the same prices as if the sales and transfers were made to third parties.

Identifiable assets exclude general corporate assets, which principally consist of short-term investments, deferred income taxes, certain accounts receivable, certain property, plant and equipment, and certain other assets.

Business Segment Information

(Millions)                                        1999    1998    1997
                                                  ----    ----    ----
Net sales
  Automotive Components                         $1,857  $1,741  $1,601
  Fluid Power & Other Components                 2,036     681     657
  Industrial & Commercial Controls               2,274   2,145   2,091
  Semiconductor Equipment                          397     267     459
  Truck Components                               1,630   1,478   1,177
                                                ------  ------  ------
Total ongoing operations                         8,194   6,312   5,985
Divested operations                                208     313   1,578
                                                ------  ------  ------
Total net sales                                 $8,402  $6,625  $7,563
                                                ======  ======  ======

Operating profit (loss)
  Automotive Components                         $  236  $  198  $  191
  Fluid Power & Other Components                   177     117     123
  Industrial & Commercial Controls                 181     140     182
  Semiconductor Equipment                           31    (123)     29
  Truck Components                                 235     201     149
                                                ------  ------  ------
Total ongoing operations                           860     533     674

Divested operations                                 44      49     150
Amortization of goodwill & other
  intangible assets                                (99)    (67)    (48)
Purchased in-process research & development                        (85)
Interest expense - net                            (152)    (88)    (79)
Gain on sales of businesses                        340      43      91
Corporate & other - net                            (30)     15     (35)
                                                ------  ------  ------
Income before income taxes & extraordinary item $  963  $  485  $  668
                                                ======  ======  ======

Income before income taxes & extraordinary item was reduced by the following unusual items (in millions):

Automotive Components                                   $   12  $   12
Fluid Power & Other Components                  $   21       1       1
Industrial & Commercial Controls                            28       6
Semiconductor Equipment                                     43       1
Truck Components                                     7      17       4
Corporate                                            2      10


(Millions)                                        1999    1998    1997
                                                  ----    ----    ----
Identifiable assets
  Automotive Components                         $1,020  $1,012  $  851
  Fluid Power & Other Components                 1,504     359     331
  Industrial & Commercial Controls               1,109   1,090     968
  Semiconductor Equipment                          316     254     344
  Truck Components                                 767     725     607
                                                ------  ------  ------
Total ongoing operations                         4,716   3,440   3,101
Divested operations                                        125     495
Goodwill                                         1,905   1,025     966
Intangible assets                                  625     214     224
Corporate                                        1,191     861     820
                                                ------  ------  ------
Total assets                                    $8,437  $5,665  $5,606
                                                ======  ======  ======


Expenditures for property, plant & equipment
  Automotive Components                         $  123  $  115  $  100
  Fluid Power & Other Components                   118      43      32
  Industrial & Commercial Controls                  76     144     111
  Semiconductor Equipment                           16      14      14
  Truck Components                                 120     126      53
                                                ------  ------  ------
Total ongoing operations                           453     442     310
Divested operations                                  9      14      89
Corporate                                           34      27      39
                                                ------  ------  ------
Total expenditures for property, plant &
  equipment                                     $  496  $  483  $  438
                                                ======  ======  ======


Depreciation of property, plant & equipment
  Automotive Components                         $   81  $   80  $   77
  Fluid Power & Other Components                    78      24      22
  Industrial & Commercial Controls                  73      64      56
  Semiconductor Equipment                           10      11       7
  Truck Components                                  51      52      47
                                                ------  ------  ------
Total ongoing operations                           293     231     209
Divested operations                                  7      10      56
Corporate                                           26      18      20
                                                ------  ------  ------
Total depreciation of property, plant &
  equipment                                     $  326  $  259  $  285
                                                ======  ======  ======

Geographic Region Information

                              Ongoing operations
                           --------------------------
                                                 Long-
                             Net  Operating     lived
(Millions)                 sales     profit    assets*
                           -----  ---------    ------
1999
United States             $6,689     $  746    $1,691
Canada                       172         12        11
Europe                     1,333         67       390
Latin America                365         29       196
Pacific Region               232          6        81
Eliminations                (597)
                          ------     ------    ------
                          $8,194     $  860    $2,369
                          ======     ======    ======
1998
United States             $5,156     $  450    $1,214
Canada                       160         10         9
Europe                       888         58       276
Latin America                413         23       223
Pacific Region               136         (8)       51
Eliminations                (441)
                          ------     ------    ------
                          $6,312     $  533    $1,773
                          ======     ======    ======
1997
United States             $4,931     $  576    $1,102
Canada                       149          7        10
Europe                       779         55       253
Latin America                406         30       143
Pacific Region               138          6        27
Eliminations                (418)
                          ------     ------    ------
                          $5,985     $  674    $1,535
                          ======     ======    ======

*Long-lived assets consist of property, plant, and equipment - net.



Operating profit was reduced by the following unusual items (in millions):

                            1999       1998      1997
                            ----       ----      ----
United States                $21        $85       $ 4
Canada                                              5
Europe                         7          7        12
Latin America                             1         1
Pacific Region                            8         2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


All references to net income per Common Share assume dilution, unless otherwise indicated.

OVERVIEW
--------
1999 proved to be a very eventful and significant year with the Company reporting record sales, net income and net income per Common Share. While the most significant contribution to the increase in sales was the addition of Aeroquip-Vickers, Inc., increases were registered by all businesses. Four of the Company's five segments, Automotive Components, Fluid Power and Other Components, Industrial and Commercial Controls, and Truck Components, all reported record sales in 1999. The semiconductor capital equipment market, which is served by the fifth segment, began an extraordinary worldwide rebound in 1999, resulting in a sales increase of almost 50%.

On April 9, 1999, Eaton acquired Aeroquip-Vickers, Inc., the largest acquisition in the Company's history. Aeroquip-Vickers had 1998 sales of $2.1 billion. This significant acquisition, as discussed under "Acquisitions of Businesses" in the Financial Review, builds upon and extends the Company's already strong position in mobile and industrial hydraulics. With the Vickers portion of this acquisition, Eaton acquired a global leader in industrial hydraulics, generating $1.1 billion in annual sales to serve mobile and industrial customers. This complementary acquisition fundamentally positions Eaton's hydraulics business among the world leaders. Eaton expands upon the existing strengths in hydraulics with the Aeroquip portion of the acquisition holding a $1.0 billion position in hoses and couplings, serving mobile and industrial, aerospace and automotive customers. Together, Eaton and Aeroquip-Vickers create an aerospace and hydraulics business and a systems capability across all hydraulics applications. The operating results of the Aeroquip and Vickers businesses are reported in the Fluid Power and Other Components business segment.

1999 COMPARED TO 1998
---------------------
RESULTS OF OPERATIONS
---------------------
Worldwide sales reached a record $8.4 billion in 1999, 27% ahead of 1998 results. The increase in sales in 1999 was primarily attributable to the acquisition of Aeroquip-Vickers. Sales in the United States and Canada increased 29% and rose 50% in Europe. In Latin America, sales decreased 12% as this region continues to struggle with economic weaknesses in Mexico, Brazil, and Argentina. Sales in the Pacific Region increased 71% in 1999, reflecting a partial recovery from the economic crisis that occurred in Asia in 1998.

As displayed in the Statement of Consolidated Income, Income from Operations of $729 million in 1999 increased 51% from 1998. Excluding the gain on sales of businesses and unusual charges in both years, net income of $439 million in 1999 increased 12% from 1998 and full year 1999 earnings per share were $5.95, 10% above last year.

The Company's improved performance in 1999 can be attributed to the acquisition of Aeroquip-Vickers, robust conditions in the Truck, Automotive, and Industrial and Commercial Controls markets, the rebound of the Semiconductor Equipment market and the benefits of last year's restructuring actions. Conditions in the Fluid Power business, however, remain very weak, but excellent progress is being made integrating Aeroquip-Vickers into the Company's businesses. During 1999, the Aeroquip and Vickers businesses added about $.27 to earnings per share before unusual charges.

In 1999, the divestitures of the Engineered Fasteners and Fluid Power divisions resulted in the Company recording a pretax gain of $340 million ($198 million aftertax, or $2.68 per Common Share). The Engineered Fasteners and Fluid Power divisions had 1998 sales of $94 million and $189 million, respectively. The Company also recorded unusual charges of $30 million ($20 million aftertax, or $.27 per Common Share) during 1999. These charges were associated with the integration of Aeroquip-Vickers into the Company and the restructuring of certain European operations in the Truck Components segment.

In 1998, a pretax gain of $43 million ($28 million aftertax, or $.38 per Common Share) was recognized related to business divestitures, net of adjustments related to businesses sold in prior periods. During 1998, the Company recorded unusual pretax charges of $111 million ($72 million aftertax, or $.99 per Common Share), which included $101 million to restructure operations within certain business segments and $10 million for a contribution to Eaton's charitable trust. The restructuring charges principally related to workforce reductions, inventory and other asset write-downs, plant closing and other costs.

Net income reached a record $617 million in 1999, increasing 77% from 1998 and full year earnings per share were a record $8.36, up 74% from 1998.

The Company's improved performance during the year is also reflected in cash earnings per share before non-cash amortization of acquisition-related goodwill and other intangibles. Cash earnings per share in 1999 were $9.45, an increase of 72% from last year's $5.51. Excluding unusual items in both years, cash earnings per share in 1999 were $7.04, an increase of 15% from last year's $6.12. Cash earnings per share has been included because it is commonly used by financial analysts as one measure of a company's operating performance. Cash earnings per share are not determined using generally accepted accounting principles and, therefore, are not necessarily comparable to other companies. Cash earnings per share should not be considered in isolation or as a substitute for, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles.

BUSINESS SEGMENTS
-----------------
AUTOMOTIVE COMPONENTS
---------------------
The Automotive Components segment achieved record sales of $1.86 billion in 1999, 7% above 1998. This increase compares to increases of 9% in North American light vehicle production and 2% in European output and a 20% decrease in South American output. This above-market performance can be attributed to penetration gains across the Company's product lines.

Operating profits reached a record $236 million, an increase of 19% compared to 1998 results. This record performance can be attributed to the increased sales and benefits of 1998's restructuring initiatives. Operating profit in 1999 was 12% ahead of last year's results before restructuring charges of $12 million in 1998.

FLUID POWER & OTHER COMPONENTS
------------------------------
The Fluid Power and Other Components segment achieved record sales of $2.04 billion in 1999, well above 1998 sales of $681 million. The increase in sales was primarily due to the acquisition of Aeroquip-Vickers. Despite the very weak hydraulics markets, the first tentative signs of an improvement in industry conditions since mid-1998 were seen with fourth quarter 1999 orders for mobile and industrial hydraulics up about 17% compared to last year. Aeroquip's fluid conveyance business also finished 1999 on a strong note.

Operating profits reached a record $177 million in 1999, an increase of 51% from 1998 results. Before unusual charges in both years, operating profits were 68% ahead of last year. While neither an early or brisk rebound in 2000 is anticipated, the Company is confident that the synergies originally anticipated from the consolidation of Aeroquip-Vickers operations with Eaton will be achieved.

During 1999, operating profits were reduced by charges of $21 million related to the integration of Aeroquip-Vickers, as discussed under "Unusual Charges" in the Financial Review.

INDUSTRIAL & COMMERCIAL CONTROLS
--------------------------------
Sales of Industrial and Commercial Controls reached a record $2.27 billion in 1999, 6% ahead of last year's results and exceeding the 3% rise in the North American market for electrical distribution equipment and industrial controls. This year's sales growth can be attributed to strong residential and commercial construction markets, new multi-product "solutions" packaging, and a sharp increase in shipments in the Navy Controls business that the Company believes will be sustained in 2000. The Cutler-Hammer business was boosted by the Company's new Engineering Services business unit whose sales nearly tripled from the previous year.

Operating profits of $181 million in 1999 were also a record, 29% above 1998 results. This increase can be attributed to increased sales and benefits of 1998's restructuring initiatives partially offset by the costs of building the new Engineering Services business unit. Operating profits were 8% ahead of last year before 1998 restructuring charges of $28 million.

SEMICONDUCTOR EQUIPMENT
-----------------------
Semiconductor Equipment sales of $397 million in 1999 were nearly 50% above last year's comparable results. Current industry forecasts suggest that worldwide semiconductor equipment purchases should rise about 30% in 2000, and that the industry is just beginning at least a three-year up cycle.

This segment returned to double-digit profitability in 1999 reaching an operating profit of $31 million compared to an operating loss of $123 million in the comparable period in 1998, which included a 1998 charge of $43 million to restructure the business. The 1999 results reflect the hard-earned benefits of 1998's operational restructuring actions as well as a resurgent market.

On February 24, 2000, the Company announced that it had engaged Goldman, Sachs & Co. to study the feasibility of selling a minority equity interest in its Semiconductor Equipment segment through an initial public offering. A possible sale of equity would involve less than a 20 percent equity interest in the Company's Semiconductor Equipment business.

TRUCK COMPONENTS
----------------
Truck Components sales in 1999 reached a record $1.63 billion, increasing 10% compared to 1998. This sales growth compares with a 20% rise in NAFTA Class 8 factory sales, flat European commercial truck production, and a decline of 25% in South American truck output. The Company took good advantage of boom conditions in North American truck markets and worked hard to meet the challenge of surging demand.

Operating profits reached a record of $235 million in 1999, 17% ahead of one year ago. Before restructuring charges in both years, operating profits were 11% ahead of last year. These results are primarily due to increased sales offset by operating inefficiencies stemming from unprecedented demand. As the market returns to a more stable annual rate of about 300 thousand units, the Company expects those incremental costs to dissipate.

In 1999, the Company recorded restructuring charges of $7 million related to the announced closure of the Aycliffe, United Kingdom medium-duty transmission plant. This closure is a part of the Company's original 1998 $150 million cost-out program. These charges are discussed under "Unusual Charges" in the Financial Review.

NON-OPERATING INCOME (EXPENSE)
-----------------------------
Amortization of goodwill and other intangible assets of $99 million in 1999 increased by $32 million compared to the same period in 1998. This increase was largely attributable to the acquisition of Aeroquip-Vickers.

Net interest expense of $152 million in 1999 increased by $64 million compared to the same period in 1998. The increase was primarily due to borrowings required to finance the acquisition of Aeroquip-Vickers.

As previously discussed, the Company recorded a gain on the sales of businesses of $340 million in 1999 compared to $43 million in 1998.

Corporate and other expenses of $30 million in 1999 increased by $45 million compared to the same period in 1998. The year-to-year change was related primarily to incentive compensation and deferred compensation accruals. A $24 million increase in incentive compensation accruals related to the record performance in 1999 compared to the disappointing operating results the Company experienced in 1998, resulting in higher compensation expense. A $19 million increase in deferred compensation accruals was due to an increase in the stock price during 1999 from the year-end level of 1998, which drove an increase in the accrual in 1999. In order to substantially eliminate the effect of changes in the market price of Eaton Common Shares on the deferred compensation liability, in 2000, the Company entered into a financial instrument, maturing in January 2001, which is indexed to the price of Common Shares.

CHANGES IN FINANCIAL CONDITION
------------------------------
The Company continues to generate substantial cash from operations, which continues to be the primary source of funds to finance operating needs. When combined with emphasis on asset management, operations generated operating cash flow of $682 million in 1998 compared to $642 million in 1998.

Total debt increased to $2.9 billion at year-end 1999 primarily due to the financing required for the acquisition of Aeroquip-Vickers for $1.623 billion in cash, which is more fully discussed under "Acquisitions of Businesses" in the Financial Review. Funds for this acquisition were initially obtained through the issuance of commercial paper.

In July 1999, the Company completed the sale of 1.625 million Common Shares for net proceeds of $147 million and in November 1999, the Company sold $450 million of notes and debentures. The Company sold the Engineered Fasteners division on August 31, 1999, the Fluid Power division on October 1, 1999 and substantially all of Vickers Electronic Systems on December 30, 1999. Proceeds from the sales of these businesses amounted to $544 million. The proceeds from these transactions were used to refinance a portion of outstanding commercial paper.

As discussed under "Debt and Other Financial Instruments" in the Financial Review, the Company's credit facilities stood at $1.6 billion at December 31, 1999, of which $1.1 billion matures in April 2000 and $500 million matures in May 2003. These credit facilities support outstanding commercial paper of $1.2 billion at December 31, 1999 of which $500 million is classified as long-term debt.

Net working capital was $133 million at year-end 1999 compared to $466 million at year-end 1998 and the current ratio was 1.1 compared to 1.3 at those dates, respectively. The increase in short-term debt resulting from the acquisition of Aeroquip-Vickers was the primary cause of the reduction in working capital. Accounts receivable and inventory turnover rates continue to be strong and showed continued improvement in 1999.

Cash dividends paid in 1999 were $128 million and represented 21% of net income. Annual per share dividends of $1.76 in 1999 were consistent with 1998. The Company has paid dividends on Common Shares annually since 1923.

In January 2000, to avoid the dilution of earnings per share resulting from the exercise of stock options, the Board of Directors authorized the purchase of up to $500 million of Common Shares over a five-year period. This authorization replaces the expiring five million share repurchase program authorized in 1994. Approximately 4.9 million shares were purchased under the expired program.

Emphasis continues to be placed on the ongoing physical capital investment program designed to enhance product quality, manufacturing productivity and business growth, reduce costs and, selectively, to add capacity. Capital expenditures for 1999 reached a record $496 million, 3% above 1998. Over the past five years, nearly $2.2 billion has been spent in capital expenditures. Capital spending in 2000 is expected to continue at the level reached in 1999.

Goodwill and other intangible assets represented 23% and 7% of total assets and 73% and 24% of shareholders' equity at December 31, 1999, respectively. The increase in goodwill and other intangible assets was primarily the result of the acquisition of Aeroquip-Vickers. The amortization period for goodwill of forty years and the useful lives of identified intangible assets acquired with Aeroquip-Vickers were based on the fact that Aeroquip-Vickers was an established company with a long history of success and the Aeroquip and Vickers businesses should continue to operate profitably for many years to come. Each business holds a number one or two market position in the majority of its product lines and its products are well accepted by customers, which should continue in the future. The Aeroquip and Vickers products are not subject to rapid technological or functional obsolescence which will result in continuous strong demand for products for many years. The integration of the Aeroquip and Vickers businesses and product lines into Eaton is expected to create permanent value well into the future through the streamlining of product lines, manufacturing capacity and organization structure. This will enable the combined businesses to obtain the maximum synergy of complementary product offerings, operations and technical expertise for many years to come.

The Company has deferred income tax assets of $208 million as of December 31, 1999 and believes these assets will be realized through the reduction of future taxable income. Significant factors considered by management in the determination of the probability of realization of deferred tax assets include historical operating results, expectations of future earnings and the extended period of time over which the postretirement health care liability will be paid.

During the first quarter of 1999, the Brazilian real currency devalued significantly. The effect of this devaluation on the net assets of the Company's operations in Brazil resulted in a $75 million foreign currency translation loss for full year 1999 which is reported in shareholders' equity, in other comprehensive income (loss).

The Company is subject to various inherent financial risks attributable to operating in a global economy. Derivative financial instruments are utilized to manage exposures in both the interest and foreign exchange markets. Systems to measure and assure that these exposures are evaluated comprehensively have been developed so that appropriate and timely action can be taken to reduce risk, if necessary. Monitoring of exposures and the evaluation of risks includes approval of derivative activities on a discrete basis by senior management. Monthly, management performs an oversight review of exposures and derivative activities. The counterparties used in these transactions have been diversified in order to minimize the impact of any potential credit loss in the event of nonperformance by the counterparties. Although derivatives are an integral part of risk management programs, their incremental effect on financial condition and results of operations is not material. Derivative activities are described in greater detail under "Debt and Other Financial Instruments" in the Financial Review.

Operations of the Company involve the use and disposal of certain substances regulated under environmental protection laws. On an ongoing, regular basis, certain processes continue to be modified in order to reduce the impact on the environment, including the reduction or elimination of certain chemicals used in and wastes generated from operations. Liabilities related to environmental matters are further discussed under "Protection of the Environment" in the Financial Review.

MARKET RISK DISCLOSURE
----------------------
The Company is subject to interest rate risk as it relates to long-term debt. The table below presents principal cash flows (in millions) and related weighted-average interest rates by expected maturity dates of long-term debt, excluding foreign currency principal swaps.

December 31, 1999                     Expected maturity date
                            -----------------------------------------------
                            2000  2001  2002  2003  2004  Thereafter  Total  Fair value
                            ----  ----  ----  ----  ----  ----------  -----  ----------
Long-term debt, including
 current portion
   Fixed rate (US$)         $ 10  $102  $ 27        $254     $1,008  $1,401      $1,443
   Average interest rate    12.5%  9.0%  6.6%        6.9%       7.6%    7.5%

   Commercial paper (US$)                     $500                      500         500
   Average interest rate                       6.1%                     6.1%

   Fixed rate (Renminbi)             3                                    3           3
   Average interest rate           7.8%                                 7.8%

   Fixed rate (Real)           2           1          12                 15          15
   Average interest rate    17.2%       16.7%       17.2%              17.2%


December 31, 1998                     Expected maturity date
                            -----------------------------------------------
                            1999  2000  2001  2002  2003  Thereafter  Total  Fair value
                            ----  ----  ----  ----  ----  ----------  -----  ----------
Long-term debt, including
 current portion
   Fixed rate (US$)         $107  $ 11  $100                    $584   $802        $895
   Average interest rate     6.5% 12.1%  9.0%                    7.9%   7.9%

   Commercial paper (US$)                           $500                500         500
   Average interest rate                             5.3%               5.3%

   Fixed rate (Renmimbi)       1           3                              4           4
   Average interest rate     9.2%        9.4%                           9.3%

See "Changes in Financial Condition" in Management's Discussion and Analysis of Financial Condition and Results of Operations for details on the Company's primary market risks, and the objectives and strategies used to manage these risks. Also, see "Financial
Instruments" under Accounting Policies in the Financial Review for additional information on market risks.

YEAR 2000
---------
Based on operations since January 1, 2000, the Company has not experienced any significant business disruptions related to the Year 2000 issue. The Company incurred total Year 2000 program costs of $120 million between 1995 and 1999. These costs included compensation and benefit costs of employees who were fully dedicated to the Year 2000 compliance effort, replacement costs of certain hardware and software and costs associated with modifying and upgrading existing systems.

EURO
----
On January 1, 1999, eleven of the fifteen member countries of the European Union (EU) began a three-year transition phase during which the Euro was adopted as their common legal currency. The Euro is traded on currency exchanges and is available for non-cash transactions. During the transition period, public and private parties may pay for goods and services using either the Euro or the participating country's legacy currency on a "no compulsion, no prohibition" basis. The conversion rates between the existing legacy currencies and the Euro were fixed on January 1, 1999. The legacy currencies will remain legal tender for cash transactions between January 1, 1999 and June 30, 2002 by which date all legacy currencies will have been withdrawn from circulation and the new Euro denominated bills and coins will be used for cash transactions.

The Company has several operations within the eleven participating countries that have adopted the Euro as the legal currency of the country. These operations and the Company's operations in other European countries and elsewhere in the world are conducting business transactions with customers and suppliers denominated in the Euro. Euro denominated bank accounts have been established to accommodate Euro transactions. The Company's exposure to changes in European foreign exchange rates has reduced as a result of the Euro conversion.

The Company has established a steering committee to review strategic and tactical areas arising from the Euro conversion. Their efforts focused on those aspects of the Euro conversion required to conduct Euro-denominated business transactions during 1999. Those aspects included transacting business in the Euro, the competitive impact on product pricing and adjustments to billing systems to handle parallel currencies. The Company has the systems to handle Euro transactions and is capable of transacting business in Euro's during the transitional period until December 31, 2001. Continuing analysis and development efforts by the steering committee and project teams at the business units continues to ensure that the full implementation, systems upgrades, policy and procedural changes for Euro functionality are adopted in line with the timetable and regulations established by the EU by January 1, 2002.

Based on current estimates, the Company does not expect the costs incurred to address the Euro will have a material impact on the financial condition or results of operations.

FORWARD-LOOKING STATEMENTS
--------------------------
The Company has included in this Annual Report certain anticipated effects of strategic moves, expectations of the semiconductor capital equipment market and the Navy Controls business, synergies anticipated from the combination of Eaton and Aeroquip-Vickers, the dissipation of costs in the Truck Components segment and expectations for capital spending. Actual results could differ materially from these forward-looking statements since they inherently are subject to risks and uncertainties. Important factors which could cause such a difference include global economic and financial conditions, market demand, the ability to successfully integrate Aeroquip-Vickers operations into Eaton, the ability to manage costs in the Truck Components segment, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs which cannot be recouped in product pricing, global economic and market conditions, and the impact of the conversion to the Euro currency.

1998 COMPARED TO 1997
---------------------
RESULTS OF OPERATIONS
---------------------
Worldwide sales of $6.6 billion in 1998 were 12% below the results of 1997. Year-to-year comparisons were materially affected by business divestitures, which reduced sales in 1998 by about $1.3 billion. Worldwide sales of ongoing operations in 1998 were 5% ahead of last year's results. Sales in the United States and Canada increased 5% and increased 14% in Europe. In Latin America, sales increased only 2% in 1998 compared to 1997 as a result of economic weaknesses in Mexico, Brazil, and Argentina. Sales in the Pacific Region remained flat in 1998, as a result of the recession in Japan and the economic crisis in Asia.

As displayed in the Statement of Consolidated Income, Income from Operations of $482 million in 1998 decreased 22% from 1997. The decrease reflected divested businesses, the collapse of the semiconductor capital equipment market and the unusual charges described below. Further, as a consequence of continuing efforts to enhance the existing product portfolio, as well as to develop new products to serve expanding markets, $334 million was spent in 1998 on research and development, 5% above 1997. Research and development expense as a percentage of net sales increased to 5% in 1998 from 4% in 1997.

During 1998, the Company recorded unusual pretax charges of $111 million, which included $101 million to restructure business segments and $10 million for a contribution to Eaton's charitable trust. The restructuring charges principally related to noncash inventory and other asset write-downs of $46 million, workforce reductions of $41 million, and plant closings and other costs of $14 million. The workforce reductions, plant closings and other costs involved cash expenditures of $16 million which were made in 1998 and the remaining balance of $39 million was substantially utilized in 1999. These expenditures were funded with cash provided by operations.

The Semiconductor Equipment segment recorded $43 million of the restructuring charge with the balance recorded by various operations in the other business segments. Workforce reductions included in these restructuring charges involved several Semiconductor Equipment locations as well as certain other plants in the Automotive Components, Industrial and Commercial Controls, and Truck Components segments. Approximately 2,825 operations employees and 175 corporate employees were expected to be terminated. Approximately 900 were terminated in 1998 and approximately 100 have yet to be terminated as of year-end 1999, primarily from the Industrial and Commercial Controls segment. These reductions were generally manufacturing personnel, although certain administrative functions were also affected. Production at certain plants was consolidated into other existing facilities as the Company continued the process of reducing costs to benefit customers and better accommodate the markets that these plants serve. Industrial and Commercial Controls operations in the Pacific Region were also realigned to better position the Company's businesses in that region.

In 1998, a pretax gain of $43 million was recognized related to business divestitures, net of adjustments related to businesses sold in prior periods.

A pretax gain of $91 million was recognized in 1997 for the sales of businesses. Results for 1997 also included unusual pretax charges of $24 million for business segment restructuring actions and an $85 million write-off of purchased in-process research and development related to the acquisition of Fusion Systems. Details of the write-off of purchased in-process research and development is described under "Acquisitions of Businesses" in the Financial Review. Finally, an aftertax extraordinary loss of $54 million was recognized in 1997 for the redemption of debentures.

Before unusual items in both years, net income of $393 million in 1998 decreased 21% from 1997 and full year 1998 earnings per share were $5.41, down 15% from last year. After unusual items, net income of $349 million in 1998 decreased 15% from 1997 and full year earnings per share were $4.80, down 8% from 1997.

BUSINESS SEGMENTS
-----------------
AUTOMOTIVE COMPONENTS
---------------------
The Automotive Components segment achieved sales of $1.74 billion in 1998, 9% above 1997. During the first quarter of 1998, G.T. Products, a U.S. manufacturer of fuel system components that regulate fuel flow and vapor emissions in automotive fuel tanks, was acquired. During the third quarter of 1998, the assets of Amtec S.p.A., a privately owned Italian manufacturer of automotive cylinder heads, were acquired. Excluding the acquisitions of G.T. Products and Amtec, sales were still 4% ahead of last year, which was consistent with the increase in light vehicle production in the Americas and Europe.

Operating profit of $210 million, before restructuring charges of $12 million, increased 3% from comparable 1997 results. This segment struggled with product mix and higher than anticipated costs to expand operations in China, Korea, and Brazil which was offset by stronger than expected European volumes and continued impressive new product wins across all product lines.

The restructuring charges of $12 million related to management's plan to consolidate production at three manufacturing facilities into other existing locations in order to reduce costs in reaction to ongoing price pressure from customers and increased competition in markets served. These restructuring charges primarily related to workforce reductions of approximately 850 employees. Asset write-downs and other costs were also recorded for the closing of these facilities. Production was phased out at the Actuator and Sensor Division in Hamilton, Indiana, and was completed in the third quarter of 1999. Production was phased out at the Vehicle Switch/Electronics Division in Winamac, Indiana, and was completed in the third quarter of 1999. The automotive electronics manufacturing and engineering done at the Actuator and Sensor Division in Rochester Hills, Michigan, was transferred to another facility and completed in the fourth quarter of 1999.

To accommodate the fast growing demand for superchargers, the Athens, Georgia plant started expansion plans in 1998. A new automotive differential plant in Hastings, Nebraska was also opened during 1998 to meet higher customer demand.

FLUID POWER & OTHER COMPONENTS
------------------------------
The Fluid Power and Other Components segment achieved sales of $681 million in 1998. Sales were 4% ahead of last year, an increase that was consistent with the year-to-year change in North American mobile hydraulics shipments. First half sales gains in 1998 dissipated before year-end as orders in the mobile hydraulics industry reached a plateau in the second quarter and the Asian crisis started to hurt customer exports. As 1998 progressed, agricultural equipment production, an important market for this segment, fell sharply.

Operating profit of $118 million, before restructuring charges of $1 million, decreased 5% from comparable results in 1997. Profits were reduced in the first half of 1998 due to manufacturing inefficiencies stemming from efforts to meet high customer demand. In the second half of 1998, the Company adjusted production and employment radically downward in light of decreased demand.

INDUSTRIAL & COMMERCIAL CONTROLS
----------------------------------
Sales of Industrial and Commercial Controls reached $2.15 billion in 1998. Sales were 3% ahead of 1997 results as the strong market for electrical distribution equipment offset softness in industrial controls markets. This segment's above-market growth was attributable to strong construction and aerospace markets, and to the initial success of Cutler-Hammer's new Engineering Services and Systems business. In January 1998, this new business was formed to provide technical and field support for all of Cutler-Hammer's electrical system and industrial control and automation customers. Several minor acquisitions were also made to grow this business during 1998.

Before restructuring charges of $28 million, operating profits of $168 million in 1998 fell 11% below comparable results in 1997. Earnings from the solid activity levels in electrical distribution equipment did not fully offset continued softness in industrial controls markets. Cutler-Hammer's new Engineering Services and Systems Division also incurred significant start-up costs during 1998.

The restructuring charges of $28 million related to management's plan to divest a non-strategic product line and the consolidation of three domestic facilities into other existing locations due to increased pressure for cost improvements, brought on in part by increased global competition. The restructuring charges related to workforce reductions of approximately 550 employees, of which 300 have been terminated as of December 31, 1998. These charges also included inventory and other asset write-downs and other costs. The Company divested its porcelain lighting fixture product line in Pageland, South Carolina. Manufacturing at the Salisbury, Maryland, plant was transferred to another facility and was substantially completed by the end of 1998. Production at the Oldsmar, Florida facility was transferred and completed in the fourth quarter of 1999. Certain production was transferred from the Grand Prairie, Texas, location and was completed by the end of the second quarter of 1999. Operations in the Pacific Region were also realigned to better position the businesses in that region. These charges related to workforce reductions of approximately 600 employees, of which approximately 200 have been terminated as of December 31, 1998. These charges also included inventory and other asset write-downs as these businesses were consolidating facilities and operations to be more competitive in the region.

SEMICONDUCTOR EQUIPMENT
-----------------------
Semiconductor Equipment sales of $267 million declined 42% in 1998 compared to 1997 as 1998 proved to be a very difficult year for the semiconductor capital equipment industry. The collapse of the semiconductor equipment market was especially difficult for the Company due to new product programs, the acquisition of Fusion Systems in late 1997 and capacity expansion plans.

This segment suffered an operating loss of $80 million in 1998, before restructuring charges of $43 million. The unprecedented severity of conditions in the semiconductor equipment industry caused the Company to take drastic steps to ensure capacity was appropriately sized for current market conditions. In the third quarter of 1998, restructuring charges of $42 million were recorded for this business segment. Late in 1998, the semiconductor equipment industry appeared to have hit bottom.

Several specific actions comprised the overall restructuring efforts related to the Semiconductor Equipment segment including workforce reductions, asset write-downs, and other restructuring actions. The charge for workforce reductions included the termination of approximately 475 employees, primarily manufacturing personnel. As of December 31, 1998, approximately 300 employees had been terminated in this program, in addition to 575 employees released earlier in the year. The charge for asset write-downs primarily related to inventory, which was written down to estimated market value, and was included in cost of products sold. The ion implant equipment manufacturing facility in Austin, Texas was closed and production was transferred to Beverly, Massachusetts. The write-down of this plant to estimated selling price represented approximately $2 million of the restructuring charge. The phase-out of this plant was concluded in the first quarter of 1999. Further, the Thermal Processing Systems business, located in Peabody, Massachusetts, was merged into the Fusion Systems division located in Rockville, Maryland and the Flat Panel Equipment business was merged into the Implant Systems operations located in Beverly, Massachusetts.

TRUCK COMPONENTS
----------------
Truck Components sales in 1998 reached $1.48 billion, increasing 26% compared to 1997. Heavy truck production was at record levels in 1998 in both North America and Europe. The performance of the Clutch division, acquired in the third quarter of 1997, continued to exceed expectations and made a strong contribution to the results of this segment. Excluding the Clutch acquisition, worldwide sales were up 7% from one year ago as the Company took good advantage of sustained robust markets.

Operating profits of $218 million in 1998, before restructuring charges of $17 million, were 42% ahead of comparable 1997 results. The full year impact of the Clutch acquisition in 1997 contributed, as expected, to Truck Components' overall performance.

The restructuring charges of $17 million related primarily to the European Truck Components business and worldwide headcount reductions at various other locations. The restructuring included the expected termination of approximately 350 employees (300 in Europe). The restructuring was the result of European trucking deregulation, de-integration of OEM's and the introduction of the Euro. This restructuring, building upon the third quarter 1998 acquisition of a Polish truck transmission manufacturer, was intended to help achieve world class low costs and productivity at all worldwide operations. Manufacturing operations for the medium-duty product line were being consolidated as part of the restructuring of this segment. The restructuring charges included severance and other related benefit costs, asset write-downs, costs associated with the consolidation of manufacturing operations and other costs.
<page

QUARTERLY DATA
--------------

(Unaudited)
                                               Quarter ended 1999                        Quarter ended 1998
(Millions except for per share data) --------------------------------------    --------------------------------------
                                     Dec. 31   Sept. 30   June 30   Mar. 31    Dec. 31   Sept. 30   June 30   Mar. 31
                                     -------   --------   -------   -------    -------   --------   -------   -------
Net sales                            $ 2,214   $  2,227   $ 2,300   $ 1,661    $ 1,606    $ 1,620   $ 1,712   $ 1,687
Gross margin                             600        615       657       489        446        428       512       480
  Percent of sales                        27%        28%       29%       29%        28%        26%       30%       28%
Net income                           $   224   $    184   $   125   $    84    $    72    $    58   $   114   $   105
Net income per Common Share -
  Assuming dilution                     2.98       2.46      1.71      1.17       1.01        .80      1.57      1.42
  Basic                                 3.04       2.52      1.74      1.18       1.02        .82      1.60      1.45

Cash dividends paid per Common Share     .44        .44       .44       .44        .44        .44       .44       .44

Market price per Common Share
  High                                89-1/8    103-1/2    94-11/16  74         71-7/8     80        95-3/8    99-5/8
  Low                                 67-1/2     85-3/8    71-11/16  62         60-1/4     57-1/2    76        85-3/16

The quarterly results of operations include the following unusual items:

Acquisition integration, restructuring actions & other items
  Pretax                             $   (18)  $     (9)  $    (3)             $   (29)   $   (42)  $     3   $   (43)
  Aftertax                               (12)        (6)       (2)                 (19)       (27)        2       (28)
  Net income (loss) per Common Share    (.16)      (.07)     (.03)                (.26)      (.38)      .03      (.38)
Gain on sales of businesses
  Pretax                                 207        133                                                            43
  Aftertax                               117         81                                                            28
  Net income per Common Share           1.55       1.08                                                           .38

In the fourth quarter of 1998, the effective income tax rate for full year 1998 was adjusted to 28% from 30%. This adjustment reduced income tax expense for the fourth quarter by $8 million, which primarily relates to a revision of the research and development tax credit.
<page

Eaton Corporation

Five-Year Consolidated Financial Summary

For the year                                                1999      1998      1997      1996      1995
--------------------------------------------------------------------------------------------------------
(Millions except for per share data)
Net sales                                                 $8,402    $6,625    $7,563    $6,961    $6,822
Income before income taxes & extraordinary item              963       485       668       485       592
Income before extraordinary item                          $  617    $  349    $  464    $  349    $  399
  Percent of net sales                                       7.3%      5.3%      6.1%      5.0%      5.8%
Extraordinary item - redemption of debentures                                    (54)
                                                          ------    ------    ------    ------    ------
Net income                                                $  617    $  349    $  410    $  349    $  399
                                                          ======    ======    ======    ======    ======

Per Common Share - assuming dilution
  Income before extraordinary item                        $ 8.36    $ 4.80    $ 5.93    $ 4.46      5.08
  Extraordinary item                                                            (.69)
                                                          ------    ------    ------    ------    ------
  Net income                                              $ 8.36    $ 4.80    $ 5.24    $ 4.46    $ 5.08
                                                          ======    ======    ======    ======    ======
  Average number of Common Shares outstanding               73.7      72.7      78.2      78.2      78.6

Per Common Share - basic
  Income before extraordinary item                        $ 8.51    $ 4.89    $ 6.05    $ 4.50    $ 5.13
  Extraordinary item                                                            (.71)
                                                          ------    ------    ------    ------    ------
  Net income                                              $ 8.51    $ 4.89    $ 5.34    $ 4.50    $ 5.13
                                                          ======    ======    ======    ======    ======
  Average number of Common Shares outstanding               72.5      71.4      76.8      77.4      77.8

Cash dividends paid per Common Share                      $ 1.76    $ 1.76    $ 1.72    $ 1.60    $ 1.50

Market price per Common Share
  High                                                    $103-1/2  $ 99-5/8  $103-3/8  $ 70-7/8  $ 62-1/2
  Low                                                       62      $ 57-1/2  $ 67-1/4  $ 50-3/8  $ 45-3/8


At the year-end
--------------------------------------------------------------------------------------------------------
Total assets                                              $8,437    $5,665    $5,606    $5,385    $5,106
Working capital                                              133       466       698       787       822
Long-term debt                                             1,915     1,191     1,272     1,062     1,084
Shareholders' equity                                       2,624     2,057     2,071     2,160     1,975
Shareholders' equity per Common Share                     $35.44    $28.69    $27.72    $28.00    $25.45
Common Shares outstanding                                   74.0      71.7      74.7      77.1      77.6
--------------------------------------------------------------------------------------------------------

For the year
--------------------------------------------------------------------------------------------------------
Cash earnings per Common Share - excluding unusual items
  Assuming dilution                                       $ 7.04    $ 6.12    $ 6.86    $ 5.35    $ 5.47

Investments during the year (percent of net sales)
  Property, plant & equipment                                5.9%      7.3%      5.8%      5.0%      5.8%
  Research & development                                     3.7%      5.0%      4.2%      3.8%      3.3%
  Information technology                                     2.8%      3.1%      2.7%      2.1%      2.1%
                                                          ------    ------    ------    ------    ------
                                                            12.4%     15.4%     12.7%     10.9%     11.2%
                                                          ======    ======    ======    ======    ======

Income includes the following unusual items:

                                                            1999      1998      1997      1996
                                                            ----      ----      ----      ----
Acquisition integration, restructuring actions & other items
  Pretax                                                  $  (30)   $ (111)   $  (24)   $  (50)
  Aftertax                                                   (20)      (72)      (15)      (32)
  Net loss per Common Share                                 (.27)     (.99)     (.19)     (.41)
Gain on sales of businesses
  Pretax                                                     340        43        91
  Aftertax                                                   198        28        69
  Net income per Common Share                               2.68       .38       .88
Write-off of purchased in-process research & development
  Pretax                                                                         (85)
  Aftertax                                                                       (85)
  Net loss per Common Share                                                    (1.09)

Cash earnings per Common Share represents income per Common Share excluding unusual items, before amortization expense of goodwill and other intangible assets.

                            Exhibit 23
                  Consent of Independent Auditors

We consent to the incorporation by reference in the following
Registration Statements and related Prospectuses of our report dated January 21, 2000, with respect to the consolidated financial statements of Eaton Corporation included in this Form 8-K.

Registration
Number	            Description	                  Filing Date
------------       -----------                   -----------
333-86391	         Aeroquip-Vickers Savings
                   and Profit Sharing Plan -
                   Form S-8 Registration
                   Statement	                   September 2, 1999

333-86389  	       Eaton Corporation Executive
                   Strategic Incentive Plan -
                   Form S-8 Registration
                   Statement	                   September 2, 1999

333-77245  	       Eaton Corporation 401(k)
                   Savings Plan - Form S-8
                   Registration Statement	       April 28, 1999

333-77243  	       Eaton Corporation Share
                   Purchase and Investment
                   Plan - Form S-8 Registration
                   Statement	                   April 28, 1999

333-74355  	       Eaton Corporation
                   $1,400,000,000 of Debt
                   Securities, Debt Warrants,
                   Common Shares and Preferred
                   Shares - Form S-3 Registration
                   Statement (Incuding Post
                   Effective Amendment No. 1 filed
                   on April 23, 1999 and Amendment
                   No. 2 filed on May 11, 1999)       March 12, 1999

333-62375	         Eaton Corporation 1998
                   Stock Plan - Form S-8
                   Registration Statement	       August 27, 1998

333-62373          Eaton Holding Limited U.K.
                   Savings-Related Share Option
                   Scheme [1998] - Form S-8
                   Registration Statement	       August 27, 1998

333-46861  	       Eaton Limited U.K. Savings-
                   Related Share Option Scheme
                   [1991] - Form S-8 Registration
                   Statement	                    February 25, 1998

333-40243  	       Eaton Corporation 172,489
                   Common Shares - Form S-3
                   Registration Statement	       February 20, 1998

333-45575  	       Eaton Limited U.K. Savings-
                   Related Share Option Scheme
                   [1991] - Form S-8 Registration
                   Statement	                    February 4, 1998

333-35697  	       Cutler-Hammer de Puerto Rico
                   Company Retirement Savings
                   Plan - Form S-8 Registration
                   Statement	                    September 16, 1997

333-28869  	       Eaton 401(k) Savings Plan
                   and Trust - Form S-8
                   Registration Statement	       June 10, 1997

333-25693  	       Eaton Corporation Shareholder
                   Dividend Reinvestment Plan -
                   Form S-3 Registration
                   Statement                     April 23, 1997

333-23539  	       Eaton Non-Employee Director
                   Fee Deferral Plan - Form S-8
                   Registration Statement	       March 18, 1997

333-22597  	       Eaton Incentive Compensation
                   Deferral Plan - Form S-8
                   Registration Statement	       March 13, 1997

333-13873  	       Eaton Corporation Investment
                   Plan for Hourly Employees of
                   the Hydraulics Division -
                   Hutchinson Plant - Form S-8
                   Registration Statement	       October 10, 1996

333-13869  	       Lincoln Plant Share Purchase
                   and Investment Plan and
                   Trust - Form S-8 Registration
                   Statement 	                   October 10, 1996

333-13861  	       Eaton Corporation 401(k)
                   Savings Plan for the Hourly
                   Rate Employees at Airflex
                   Division - Form S-8
                   Registration Statement        October 10, 1996

333-13857  	       Eaton Wauwatosa Union Plan
                   and Trust - Form S-8
                   Registration Statement	     	 October 10, 1996

333-13855  	       Eaton Winamac Hourly
                   Investment Plan and Trust -
                   Form S-8 Registration
                   Statement			                  October 10, 1996

333-03599  	       Eaton Corporation Share
                   Purchase and Investment Plan -
                   Form S-8 Registration
                   Statement			                  May 13, 1996

333-01365  	       Eaton Corporation Incentive
                   Compensation Deferral Plan -
                   Form S-3 Registration
                   Statement      		             March 1, 1996

33-64201   	       Eaton Corporation
                   $120,837,500 of Debt
                   Securities and Debt
                   Warrants - Form S-3
                   Registration Statement	     	 November 14, 1995

33-60907   	       Eaton 1995 Stock Plan -
                   Form S-8 Registration
                   Statement				                 July 7, 1995

33-52333	          Eaton Corporation $600,000,000
                   of Debt Securities, Debt
                   Warrants, Common Shares and
                   Preferred Shares - Form S-3
                   Registration Statement     		 February 18, 1994

33-49779	          Eaton Limited U.K. Savings-
                   Related Share Option Scheme
                   [1991] - Form S-8
                   Registration Statement		      July 16, 1993

33-49393 &
33-12842                Eaton Corporation Stock
                   Option Plans - Form S-8
                   Registration Statement        March 9, 1993

33-15582   	       Eaton Limited U.K. Savings-
                   Related Share Option Scheme -
                   Form S-8 Registration
                   Statement		                   July 7, 1987


                                                 /s/ Ernst & Young LLP

Cleveland, Ohio
February 25, 2000

Press Release dated February 24, 2000
-------------------------------------

Eaton Corporation announced on February 24, 2000 that it has engaged Goldman, Sachs & Co. to study the feasibility of Eaton selling a minority equity interest in its Semiconductor Equipment segment through an initial public offering. A possible sale of equity would involve less than a 20 percent equity interest in Eaton's Semiconductor Equipment business.

Semiconductor Equipment sales were $397 million in 1999, an increase of nearly 50 percent from 1998. Operating profits improved by $111 million during the same period.

Eaton is a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace and semiconductor markets. Principal products include hydraulic products and fluid connectors, electrical power distribution and control equipment, truck drivetrain systems, engine components, ion implanters and a wide variety of controls. Headquartered in Cleveland, Ohio, the Company has 63,000 employees and 195 manufacturing sites in 23 countries. Eaton's sales for 1999 were $8.4 billion.

                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation
                                       -----------------

                                       /s/ Billie K. Rawot
                                       -----------------------------
                                       Billie K. Rawot
                                       Vice President and Controller
                                       Principal Accounting Officer

Date: February 25, 2000